THE OHIO ART COMPANY


                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD MAY 2, 1995


                                                          Bryan, Ohio
                                                         April 5, 1995


To the Shareholders of
   The Ohio Art Company

     NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of THE OHIO ART COMPANY will be held at the Concourse Hotel, Port
Columbus Airport, Columbus, Ohio, on Tuesday, May 2, 1995 at 10:00 AM local time for the following purposes:

     1. To fix the number of directors in the class to be elected at four, to reduce the number of directors in the class which serves until 1996 from four to three, and to elect four directors to serve for a term of two years.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 24, 1995 are entitled to notice of and to vote at the meeting.



                                                 William C. Killgallon
                                                 Chairman of the Board



                               IMPORTANT

WHETHER YOU OWN FEW OR MANY SHARES, IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THIS MEETING; THEREFORE, PLEASE FILL IN, DATE, AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO STAMP IS NECESSARY IF MAILED IN THE U.S.

                           THE OHIO ART COMPANY
                              One Toy Street
                              Bryan, OH 43506

                              PROXY STATEMENT

                Annual Meeting of Shareholders, May 2, 1995

     The accompanying proxy is solicited on behalf of the Board of Directors for use at the annual meeting of shareholders to be held on May 2, 1995. The proxy and this proxy statement are being mailed to shareholders on or about April 5, 1995. The expense of this solicitation is to be borne by the Company, and the Company may also reimburse persons holding shares in their names or in the names of their nominees for their reasonable expenses in sending proxies and proxy material to their principals.

     Unless authority is withheld, proxies in the accompanying form which are properly executed and duly returned to the Company will be voted at the meeting. Each proxy granted is revocable and may be revoked either by executing a later dated proxy or by giving notice to the Company in writing or in open meeting before any vote is taken.

     Abstentions will be treated as votes cast on a particular matter as well as shares present for purposes of establishing a quorum. Where nominee record holders do not vote on specific issues because they did not receive specific instructions on those issues from the beneficial owners of the shares (broker "non-votes"), those broker non-votes will not be treated as either votes cast or shares present or represented for purposes of establishing a quorum.

     As of March 24, 1995, the record date, the Company had outstanding and entitled to vote at the meeting or at any adjournments thereof 497,368 shares of Common Stock. Each shareholder of record on the record date is entitled to one vote for each share held.


          INFORMATION WITH RESPECT TO DIRECTORS AND NOMINEES

     The Board of Directors of the Company is divided into two classes, with one class being elected each year for a two-year term. The Company's Code of Regulations provides that the Board of Directors shall consist of seven directors or such other number as may be fixed at a meeting of shareholders. Shareholders are being asked to fix the class to be elected at this annual meeting at four, to reduce the class which continues to serve until 1996 from four to three, and to elect four directors to serve for a term of two years or until their respective successors are elected and qualified. Proxies given to the Board of Directors will be voted in accordance with the direction of the shareholders.

It is expected that shares held by the Killgallon Family (as defined below) will be voted to fix the class to be elected at this annual meeting at four, to reduce the class which continues to serve until 1996 from four to three, and to elect the four nominees set forth in the following tabulation. Directors will be elected by a plurality of the votes cast by the shareholders present in person or by proxy and entitled to vote at the meeting.

     If any nominee named herein shall be unable to serve, the proxies will be voted for a substitute nominee and for the other nominees. The Company has no reason to believe that any listed nominee will be unable to serve.
                                  Position with the
                                  Company or Other
                                 Principal Occupation           Director
    Name and Age                and Other Directorships          Since
    ------------                -----------------------         --------
                       NOMINEES TO SERVE UNTIL 1997

W. C. Killgallon (82).........Chairman, Executive Committee       1955
                              of the Board and Consultant to
                              the Company.

Martin L. Killgallon II (47)..President since June 1989;          1981
                              Executive Vice President 1987
                              to 1989; Senior Vice President
                              Marketing 1983 to 1987.

E. J. Wright (69).............Financial Consultant since 1980;    1974
                              Chairman and President, The
                              Huntington National Bank, Toledo
                              Office, prior thereto.

Frank L. Gallucci  (70).......Senior Partner/President of          --
                              Gallucci, Hopkins & Theisen (a law
                              firm).  Previously served as a
                              director for Lincoln Bank/Norwest
                              Bank from 1976 to 1993.


                  DIRECTORS CONTINUING TO SERVE UNTIL 1996

Neil H. Borden, Jr. (63)......Professor of Business               1988
                              Administration, Darden Graduate
                              School of Business Administration,
                              University of Virginia, 1963 to
                              present.

William C. Killgallon (56)....Chairman of the Board since June    1965
                              1989, President 1978-1989.  Also
                              Director of Columbia Ventures.

Lorenz F. Koerber, Jr. (74)...Of Counsel, McDermott, Will &       1988
                              Emery (a law firm) since 1983.
                              Mr. Koerber previously served as
                              a director of the Company from
                              1969 to 1985.

     W. C. Killgallon is the father of William C. Killgallon and Martin
L. Killgallon, II. The Messrs. Killgallon are "control" persons at the Company, as such term is defined by regulations of the Securities and Exchange Commission.


                SECURITIES BENEFICIALLY OWNED BY PRINCIPAL
                       SHAREHOLDERS AND MANAGEMENT

     Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares.

     Set forth in the following table are the beneficial holdings on the basis described above as of March 24, 1995 of: (a) each person known by the Company to own beneficially more than 5% of its outstanding stock,
(b) directors or nominees not listed in (a), and (c) officers and directors as a group, the owners in each case having the sole voting and investment power, except as otherwise noted.

                                                                   % OF
         NAME                                SHARES                CLASS
         ----                                ------                -----
(a) W. C. Killgallon*.....................   62,931 (1)(2)         12.7%
    P.O. Box 111
    Bryan, Ohio 43506

    William C. Killgallon*................  138,875 (1)(2)(3)(4)   27.9%
    P.O. Box 111
    Bryan, Ohio 43506

    Martin L. Killgallon,II*..............  151,873 (1)(2)(4)(5)   30.5%
    P.O. Box 111
    Bryan, Ohio 43506

    Ruth K. Gilbert.......................   31,396 (1)(6)          6.3%
    P.O. Box 111
    Bryan, Ohio 43506

    Katherine K. Michelsen................   32,749 (1)(8)          6.6%
    P.O. Box 111
    Bryan, Ohio 43506

                                                                   % OF
         NAME                                SHARES                CLASS
         ----                                ------                -----
    William C. Killgallon and Martin L.
    Killgallon,II as Trustees of the
    Company's Employee Stock Ownership Plan  46,170 (4)             9.3%
    P.O. Box 111
    Bryan, Ohio 43506

(b) Neil H. Borden, Jr....................      300                   **
    Lorenz F. Koerber, Jr.................    5,500 (2)             1.1%
    E. J. Wright..........................      600                   **
    Frank L. Gallucci.....................      500                   **

(c) Officers and Directors as a Group.....  300,159 (7)
    (13 Persons)

 * A director
** Less than 1%

(1) W. C. Killgallon is the father of William C. Killgallon, Martin L. Killgallon,II, Ruth K. Gilbert, and Katherine K. Michelsen. The total number of shares beneficially owned by members of the Killgallon Family listed above and their spouses and children (the "Killgallon Family"), excluding duplications, is 329,919 or approximately 66% of the number outstanding. Beneficial ownership of shares held by spouses and children is disclaimed.

(2) Includes 5,200 shares held by the Killgallon Foundation, of which
    W. C. Killgallon, William C. Killgallon, and Martin L. Killgallon,II are officers and directors, and Lorenz F. Koerber, Jr. is a director, and as to which beneficial ownership is disclaimed.

(3) Includes 5,650 shares held for children of William C. Killgallon, as to which beneficial ownership is disclaimed, but does not include 1,525 shares owned by his wife or 28,100 shares held by his wife as trustee for the benefit of children. Also includes 20,527 shares held in a revocable trust for the benefit of Ruth K. Gilbert. William C. Killgallon is a trustee of this trust and disclaims any beneficial ownership to the shares held by the trust.

(4) Includes 46,170 shares which reflect allocated and unallocated shares held in the ESOP (as defined below) as to which William C. Killgallon and Martin L. Killgallon,II, as trustees and members of the ESOP's Plan Committee have shared investment power. Of these 46,170 shares, 4,869 shares reflect shares that have not been allocated to participants' accounts and to which William C. Killgallon and Martin L. Killgallon,II, as trustees and members of the Plan Committee have shared voting power. Of the 41,301 allocated shares, 2,661 and 2,576 shares have been allocated to the accounts of William C. Killgallon and Martin L. Killgallon,II, respectively, as to which they have sole voting power.

    Messrs. Killgallon have no voting power with respect to the remaining 36,064 shares in the ESOP. Messrs. Killgallon disclaim beneficial ownership of all the shares held in the ESOP other than those allocated to their respective accounts.

(5) Includes 24,005 shares held for children of Martin L. Killgallon,II as to which beneficial ownership is disclaimed, but does not include 500 shares owned by his wife.

(6) Includes 20,527 shares held in trust as described in Note 3 above. Includes 22 shares in an IRA. Includes 10,847 shares held for a child as to which beneficial ownership is disclaimed.

(7) Includes shares held by directors in (a) and (b) above, but excludes duplications.

(8) Includes 10,152 shares held for children as to which beneficial ownership is disclaimed.


                   COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual compensation for the Company's Chief Executive Officer and the four highest paid executive officers, as well as the total compensation paid to each individual for the Company's two previous fiscal years:

                                           ANNUAL COMPENSATION
     NAME AND                                          (a)
PRINCIPAL POSITION             YEAR      SALARY       BONUS       OTHER
- - ------------------             ----      ------       -----       -----
William C. Killgallon          1994     $220,579     $ 25,000      (b)
Chairman of the Board          1993      219,892        -0-
                               1992      196,476      250,000

Martin L. Killgallon, II       1994      220,579       25,000      (b)
President                      1993      217,702        -0-
                               1992      177,059      250,000

N. O. Meyers                   1994       91,832        9,000      (b)
V.P.-Int'l Operations          1993       91,622        -0-
                               1992       90,969       93,000

C. G. Dahl                     1994       88,863       11,000      (b)
V.P.-Sales                     1993       88,470        -0-
                               1992       88,268       87,000

L. T. Wilson                   1994       71,651       15,000      (b)
V.P.-Product Development       1993       71,300        -0-
                               1992       71,150       87,000

(a) The bonus figure represents cash bonus for the fiscal year in which it was earned.

(b) In 1994, Executive Officers received certain benefits, the incremental cost of which was, in each case, less than the lesser of $50,000 or 10% of cash remuneration.

     For the year ended December 31, 1994, 7,126 shares were allocated to all participants under the ESOP, of which 364 shares were allocated to William C. Killgallon, 364 shares to Martin L. Killgallon,II, 223 shares to N.O. Meyers, 223 shares to C. G. Dahl, and 182 shares to L. T. Wilson. As of March 24, 1995, the closing price per share on the American Stock Exchange was 30. The value of these shares is not included in compensation above.


                   COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors of the Company has furnished the following report on executive compensation:

     The fundamental philosophy of the Company's compensation program is to offer competitive compensation opportunities for all employees, based primarily on the individual employee's personal performance relative to their area of responsibility and the contribution to the short- and long-term strategic objectives of the Company. The philosophy is further driven by the concept of paying minimal annual inflationary increases and, instead, rewarding the employee through a generous incentive program when the Company is profitable.

     The compensation of the executive officers of the Company and its subsidiaries, and those employees drawing over $50,000 per year is reviewed and established annually by the Compensation Committee of the Board of Directors (the "Committee"), which is comprised entirely of non-employee directors.

     The foundation of the Company's executive compensation program is based upon the promotion of the Company's short- and long-term business objectives, the creation of a performance-oriented environment, and the enhancement of shareholder value through the greatest achievable profitability.

     The elements of the Company's executive compensation program are:
          - Base salary compensation
          - Annual incentive compensation

     Base salary compensation is intended to compensate the executive officers at a level commensurate with their responsibilities and contribution to the short- and long-term objectives of the Company. The Committee further takes into account the local and general economic conditions, future business prospects, and length of employment with the Company.

     Annual incentive compensation is purely short-term performance based, and is comprised of the Company's Cash Bonus Incentive Plan and the ESOP Profit Sharing Plan. These plans provide annual incentive awards, payable in cash and the Company's common stock, respectively, based upon the profitability of the Company and other considerations.

     In its annual review of executive officer 1994 compensation, based on the fiscal year 1993, the Committee considered the level of base salary and bonus of the Company's Chief Executive Officer, William C. Killgallon, and Chief Operating Officer, Martin L. Killgallon,II, in light of the Company's overall performance in 1993, and the performance of the CEO and COO relative to the long-term objectives of the Company. Historically, the Committee took into account the success of the Company in meeting its financial performance objectives for the prior year and the CEO's and COO's length of service to the Company.


     The foregoing report is submitted by the members of the Company's Compensation Committee.

                             Earl J. Wright
                           L. F. Koerber, Jr.

                         STOCK PERFORMANCE GRAPH

     The following graph sets forth the cumulative total shareholder return, assuming reinvestment of dividends, to the shareholders of the Company (OAR) during the five-year period ended December 31, 1994, as well as an overall stock market index (The Russell 2000 Index) and the Company's peer group index (Value Line's Toys and School Supplies
Industry):


Year              OAR           Russell 2000         Peer Group
- - ----           ---------        ------------         ----------

1989             $100.00             $100.00            $100.00

1990               59.20               80.49              94.53

1991               83.17              117.56             166.85

1992              191.86              139.21             179.09

1993               97.10              165.52             184.98

1994              111.16              162.24             173.27


     The Company maintains defined benefit qualified retirement plans applicable to employees of the Company and its subsidiaries, providing a pension based on compensation and years of service.

     Set forth below are estimated annual benefits payable for the lifetime of a participant who is in both of the Company's defined benefit plans on retirement at age 65 in the remuneration and service class specified. Plan beneficiaries may elect actuarially equivalent benefits including lump sum benefits under one plan.


              ESTIMATED ANNUAL RETIREMENT BENEFITS (1)

                                 Years of Service at Retirement (2)
     Average                 ------------------------------------------
  Compensation (3)              10          20          25         30
  ----------------           -------     -------     -------    -------
    $100,000 ............... $13,800     $27,200     $34,000    $40,700
     150,000 ...............  19,900      39,600      49,400     59,200
     200,000 ...............  26,100      51,900      64,800     77,700
     250,000 ...............  32,200      64,200      80,200     96,100
     300,000 ...............  38,400      76,500      95,600    114,600
     350,000 ...............  44,600      88,800     110,900    133,100


(1) One plan was amended on March 13, 1992 to comply with Tax Reform Act of 1986. Individuals' benefits are never less than the benefits based on the provisions of the plan prior to amendment, determined as of March 31, 1992, or, for certain highly compensated employees, as of December 30, 1989.

(2) Benefits will vary slightly between individuals because benefit rate increases under one plan apply only to service after the effective date of the increase. Benefits shown include the maximum benefit payable for retirements during 1995 under this plan.

(3) Under one plan, based on the average of the highest five consecutive years of the ten years prior to retirement. The Internal Revenue Code limits the amount of annual compensation that may be taken into account in determining an individual's benefit accrued under a qualified retirement plan. The current maximum amount of annual compensation is $150,000, and this limit is expected to be adjusted annually to reflect cost-of-living increases.

     The years of credited service for participants listed in the remuneration table are William C. Killgallon 26 years, Martin L.
Killgallon,II, 16 years, C. G. Dahl 11 years, N. O. Meyers 19 years, and
L. T. Wilson 20 years. Although current IRS regulations limit compensation that may be taken into account in determining an individual's pension to $150,000 per year retroactively, the Company has a non-qualified supplemental pension plan which will make up the difference between actual compensation and the IRS limitation.

The plan is limited to the five individuals listed under Compensation of Executive Officers. Based on the supplemental plan, the current covered compensation for each of the above individuals is William C. Killgallon $292,195, Martin L. Killgallon,II $265,651, C. G. Dahl $161,219, N. O.
Meyers $162,512, and L. T. Wilson $136,095.


                   EMPLOYEE STOCK OWNERSHIP PLAN

     Under the Company's Employee Stock Ownership Plan (the "ESOP") all salaried and nonunion hourly paid employees of the Company and certain of its subsidiaries who have attained age 21 and completed one year of service are participants in the ESOP. As of the end of each tax year, the Company may contribute a discretionary amount to the ESOP to be determined by the Board of Directors. The contribution may be made in cash or Company Common Stock and the trustees or the Company may borrow funds to purchase Company Common Stock for the ESOP. In the event Company Common Stock is purchased with borrowed funds, the Company will contribute to the ESOP with respect to a tax year the amount necessary to pay principal and interest due on the borrowed funds for that tax year. The Company's contribution to the ESOP for each year is allocated to the accounts of participants who are employed by the Company on the last day of the year or who have retired at normal retirement or died during the year. The allocation is made to each such participant's account, pro rata, based on the participant's compensation for the year (but not in excess of $150,000 for the 1994 year).

     In 1994, under provisions of a line of credit, the ESOP had an outstanding loan of $297,000, the proceeds of which were used to purchase the Company's stock. In November of 1994, the Board of Directors followed the recommendation of the Compensation Committee and agreed to fund the ESOP in the amount of $200,000 for 1994. The Company then partially paid off the loan. The portion of the shares previously purchased, and for which the loan was paid off, were allocated to the participants' accounts at December 31, 1994. This resulted in an outstanding loan of $97,000 at December 31, 1994. Shares purchased by the ESOP under the loan will not be allocated to the participants' accounts until the loan is paid off. Shares of Common Stock held by the ESOP will remain in the ESOP until the participants, for whose account such shares are held, terminate employment with the Company.

     If an ESOP participant is also a participant in the Company's defined benefit plans, limitations under the Internal Revenue Code apply to the combined benefits from the plans. To the extent the participant's combined benefits from the plans exceed these limits, benefits under the defined benefit plans will be reduced. The benefits that are not payable from the defined benefit plans because of the limitations will be provided through a supplemental benefit plan.

                          BOARD OF DIRECTORS

     The Company's Board of Directors had four regular meetings and one telephonic meeting in the year 1994. Members of the Board who are not otherwise compensated by the Company, received a fee of $10,900 per year for their services in 1994, and, in addition, were compensated at a rate of $1,000 for each committee meeting held on a date other than a Board meeting date and each Board meeting in excess of five per year attended. Each incumbent director attended at least 75% of the meetings of the Board and committees of which he was a member.


                               COMMITTEES

     The Company has standing Executive, Audit, and Compensation
Committees, but no Nominating Committee, changes in the Board of Directors being considered by the whole Board.

     Executive Committee.  The members of the Executive Committee are
W. C. Killgallon, William C. Killgallon, and Martin L. Killgallon,II. The Executive Committee met once in 1994. The Executive Committee has all of the authority of the Board of Directors (except for action relating to dividends, stock issuances, and certain fundamental corporate changes) between Board meetings.

     Audit Committee. The members of the Audit Committee are Neil H. Borden, Jr. and E. J. Wright. In 1994, this Committee met twice. The Committee advised on the appointment of independent auditors and consulted with management and with the Company's independent auditors with respect to the scope of the audit performed by such auditors, reviewed the audit report and management letter received from the independent auditors and management's response to the letter, reviewed the system of internal controls, reviewed performance of the Company personnel responsible for accounting matters, and discussed fees paid to the independent auditors.

     Compensation Committee. The members of the Compensation Committee are E. J. Wright and L. F. Koerber, Jr. In 1994, this Committee met once. This Committee reviews and recommends compensation of those employees drawing over $50,000 per year.


                         INDEPENDENT AUDITORS

     Ernst & Young LLP, who have been the Company's independent auditors since 1930, have been selected by the Board of Directors to be the independent auditors for the current year.

                          SHAREHOLDER PROPOSALS

     For inclusion in the Company's 1996 proxy statement, all shareholder proposals for consideration at the annual meeting of the shareholders of the Company to be held in 1996 must be received at the Company's executive offices by December 5, 1995. Such proposals must also comply with regulations of the Securities and Exchange Commission.


                              OTHER BUSINESS

     The management knows of no other business to be transacted, but if any other business does come before the meeting, the persons named as proxies will vote or act with respect to such business in accordance with their best judgement.


                                                 William C. Killgallon
Dated: April 5, 1995                              Chairman of the Board

     Listed below is the proxy card that is sent with the proxy to shareholders for voting purposes.

Front of proxy card.

                 PROXY SOLICITED BY BOARD OF DIRECTORS

      THE OHIO ART COMPANY - MEETING OF SHAREHOLDERS - MAY 2, 1995

     The undersigned hereby appoints William C. Killgallon and P. R. McCusty, and each of them and each with power of substitution to vote the stock of the undersigned at the annual meeting of shareholders of THE OHIO ART COMPANY to be held May 2, 1995 or at any adjournment thereof, with all the powers the undersigned would possess if present. The proxies are instructed to vote as follows:

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITEM 1. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

               (Continued and to be signed and dated on the other side)

Back of proxy card.

Please mark boxes    or X in blue or black ink.

1. ___ FOR ___ WITHHOLD AUTHORITY to fix the number of directors in the class to be elected at four and to elect, except as indicated, the four nominees listed below:
       W. C. Killgallon, Martin L. Killgallon,II, E. J. Wright,
       Frank L. Gallucci

  Instructions: To withhold authority to vote for any nominee, write the nominee's name on this line:
_____________________________________________________________________

2. In their discretion on all other matters which may properly come before the meeting.

                               Please sign name(s) exactly as imprinted.
                               Executors, administrators, trustees, and others signing in a representative capacity should indicate the capacity in which they sign.

                               Dated: _________________________,1995

                               _____________________________________
                                            (Signature)

                               _____________________________________
                                            (Signature)

                 PLEASE DATE, SIGN, AND RETURN THIS PROXY